Exhibit T3A.18

ARTICLES OF INCORPORATION

OF

UGS AMERICA SALES INC.

I

The name of this corporation is:

UGS America Sales Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California (“GCL”) other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process, is:

Dean R Westly

101 Metro Drive, Suite 250

San Jose, California 95110

IV

This corporation is authorized to issue only one class of shares of stock, and the total number of shares which the corporation is authorized to issue is One Million 1,000,000.

V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

VI

The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California Law.

Dated: May 21, 2010	/s/ Dean R. Westly
Dean R. Westly, Incorporator